EXHIBIT 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509

FOR IMMEDIATE RELEASE

THURSDAY, OCTOBER 27, 2011

Quarterly Overview:

–	Net sales increased by $10.0 million or 6.8%

–	Sales volume in pounds shipped decreased by 6.8%

–	Gross profit increased by $1.2 million or 6.0%

–	Net income increased by $1.4 million or 126.3%

Elgin, IL, October 27, 2011 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2012. Net income for the first quarter of fiscal 2012 was $2.4 million, or $0.23 per share diluted, compared to $1.1 million, or $0.10 per share diluted, for the first quarter of fiscal 2011.

Net sales increased by $10.0 million, or 6.8%, to $156.8 million in the first quarter of fiscal 2012 from net sales of $146.8 million for the first quarter of fiscal 2011. The increase in net sales resulted from higher selling prices generated by pricing actions taken since the first quarter of fiscal 2011. Sales prices increased for all major product types due to higher commodity acquisition costs. Sales volume, which is defined as pounds shipped to customers, in the first quarter of fiscal 2012 decreased by 6.8% in comparison to sales volume for the first quarter of fiscal 2011. Sales volume decreased in all distribution channels mainly because of the impact of higher selling prices on consumer demand.

Gross profit increased by $1.2 million, and gross profit margin, as a percentage of net sales, decreased nominally to 13.9% for the first quarter of fiscal 2012 compared to 14.0% for the first quarter of fiscal 2011. The nominal decline in gross profit margin occurred as a result of a decline in gross profit margins on sales of cashews and products containing cashews, such as fruit and nut mixes and mixed nuts, due to a significant increase in cashew acquisition costs since the first quarter of fiscal 2011. The decline in gross profit margins on sales of these cashew products were offset by increases in gross profit margins on sales of walnuts, almonds, peanuts, pistachios and pine nuts. The increase in gross profit margins on sales of these products primarily led to the $1.2 million increase in gross profit.

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Total operating expenses for the first quarter of fiscal 2012 declined by $0.8 million to 10.4% of net sales from 11.6% for the first quarter of fiscal 2011 primarily because of a fair value adjustment recorded within administrative expense in the first quarter of fiscal 2011, which did not recur in the first quarter of fiscal 2012. The fair value adjustment recorded in the first quarter of fiscal 2011 related to the Orchard Valley Harvest earn-out liability.

Interest expense declined by $0.1 million in the quarterly comparison due to lower interest rates on our revolving credit facility and a decline in long term debt.

The total value of inventories on hand at the end of the first quarter of fiscal 2012 decreased by $2.3 million, or 2.0%, in comparison to the total value of inventories on hand at the end of the first quarter of fiscal 2011. Pounds of raw nut input stocks decreased by 22.0%, or 5.8 million pounds, as of the end of the first quarter of fiscal 2012 compared to pounds of raw nut input stocks on hand at the end of the previous year’s first quarter. Due to higher acquisition costs for most tree nuts that were purchased during the first quarter of fiscal 2012, the weighted average cost per pound of raw nut input stocks on hand increased by 18.4% as of the end of the first quarter of fiscal 2012 when compared to the weighted average cost per pound of raw input stocks as of the end of the same period in the prior year.

“Net income for the first quarter of fiscal 2012 more than doubled in comparison to net income for the previous year’s first quarter primarily due to improved alignment of sales prices and acquisition costs for most of the products that we sell, except for cashew products,” stated Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “Pricing actions for cashews and products containing cashews are anticipated to be completed in the second quarter of fiscal 2012,” Mr. Sanfilippo added. “We expect that acquisition costs for most tree nuts should be relatively stable for the 2011 crop year (which falls into our 2012 fiscal year), but acquisition costs will remain at levels that are significantly higher than historical averages,” Mr. Sanfilippo noted. “Unlike tree nuts, peanut market prices for the 2011 crop have increased over 100% in comparison to peanut market prices for the 2010 crop. This remarkable increase in peanut market prices is due to reduced acreage, reduced yields caused by drought conditions in the majority of the peanut growing areas and the poor quality of the 2010 crop carryover stocks. Consistent with what has appeared in recent articles regarding the 2011 peanut crop, we also believe that there is a possibility of a peanut shortage during the 2011 crop year,” Mr. Sanfilippo stated. “Under these conditions, being a peanut sheller can deliver meaningful advantages. As a peanut sheller, we leveraged our longstanding relationships with our peanut farmers so that sufficient peanut acreage was planted to meet the majority of our peanut requirements. Additionally, because we entered into purchase contracts with our peanut farmers prior to planting in February and March and fixed our purchase costs at that time, we were therefore able to avoid a considerable portion of the year-over-year peanut market price increase,” Mr. Sanfilippo explained. “Consequently, we should be well positioned to meet our customers’ peanut needs over the next twelve months, assuming that the negative impact of the drought conditions on crop quality and yield does not exceed what we are anticipating,” Mr. Sanfilippo concluded.

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Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers or a decline in sales of private label products; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers as commodity costs rise and the potential for a negative impact on demand for and sales of our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the group that owns the majority of the Company’s voting securities (which may make a takeover or change in control more difficult), including the effect of the agreements pursuant to which such group has pledged a substantial amount of the Company’s securities that it owns; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety; (xi) the Company’s ability to do business in emerging markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of litigation and/or legal settlements, including increased employment-related legal claims against or settlements with the Company, which have become more prevalent in the current economic environment, including potential unfavorable outcomes exceeding any amounts accrued; and (xvi) losses associated with our status as a licensed nut warehouse operator under the United States Warehouse Act.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private labels and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended
	September 29, 2011	September 23, 2010
Net sales	$156,800	$146,788
Cost of sales	135,034	126,247

Gross profit	21,766	20,541

Operating expenses:
Selling expenses	10,025	10,206
Administrative expenses	6,250	6,851

Total operating expenses	16,275	17,057

Income from operations	5,491	3,484

Other (expense):
Interest expense	(1,338)	(1,447)
Rental and miscellaneous (expense), net	(306)	(305)

Total other expense, net	(1,644)	(1,752)

Income before income taxes	3,847	1,732
Income tax expense	1,405	653

Net income	$2,442	$1,079

Basic and diluted earnings per common share	$0.23	$0.10

Weighted average shares outstanding
— Basic	10,682,647	10,657,282

— Diluted	10,773,945	10,765,566

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	September 29, 2011	June 30, 2011	September 23, 2010
ASSETS
CURRENT ASSETS:
Cash	$1,709	$1,321	$874
Accounts receivable, net	49,031	39,031	47,184
Inventories	113,450	128,938	115,781
Deferred income taxes	4,882	4,882	4,274
Income taxes receivable	329	—	—
Prepaid expenses and other current assets	2,416	3,079	4,831

	171,817	177,251	172,944

PROPERTIES, NET:	151,849	153,692	161,890

OTHER ASSETS:
Intangibles	13,174	13,917	15,499
Goodwill	—	—	5,662
Other	7,151	6,928	7,565

	20,325	20,845	28,726

	$343,991	$351,788	$363,560

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$39,105	$47,985	$36,886
Current maturities of long-term debt	10,646	10,809	15,399
Accounts payable	30,645	28,260	43,104
Book overdraft	1,671	1,639	1,918
Accrued expenses	19,989	22,404	25,842
Income taxes payable	—	817	135

	102,056	111,914	123,284

LONG-TERM LIABILITIES:
Long-term debt	41,610	42,430	41,840
Retirement plan	10,614	10,567	9,986
Deferred income taxes	2,134	2,050	4,539
Other	1,092	1,120	2,636

	55,450	56,167	59,001

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	82	82	82
Capital in excess of par value	102,824	102,608	101,969
Retained earnings	87,879	85,437	83,681
Accumulated other comprehensive loss	(3,122)	(3,242)	(3,279)
Treasury stock	(1,204)	(1,204)	(1,204)

	186,485	183,707	181,275

	$343,991	$351,788	$363,560